Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Aytu BioPharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other(2)	200,000(3)	$1.77995(2)	$355,990(2)	$0.0001102	$39.23
Total Offering Amounts					$355,990		$39.23
Total Fee Offset(4)							$0.00
Net Fee Due							$39.23

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock which may become issuable under the Aytu BioPharma, Inc. 2023 Equity Incentive Plan (the “Incentive Plan”) by reason of any stock splits, stock dividends, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Aytu BioPharma, Inc.’s outstanding shares of common stock.
(2)	Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the registration fee. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low sale prices of Aytu BioPharma, Inc.’s common stock as reported on the NASDAQ Capital Market on June 20, 2023.
(3)	Represents 200,000 of shares of common stock reserved for future issuance under the Incentive Plan.
(4)	The Registrant does not have any fee offsets.